Exhibit 10.12

BAXALTA INCORPORATED

2015 INCENTIVE PLAN

SECTION 1

GENERAL

1.1 Purpose. Baxalta Incorporated, a Delaware corporation (“Baxalta”), has established the Baxalta Incorporated 2015 Incentive Plan (“Plan”) to increase shareholder value and to advance the interests of Baxalta and the Subsidiaries (collectively, the “Company”) by providing a variety of economic incentives designed to motivate, retain and attract employees, directors, consultants, independent contractors, agents, and other persons providing services to the Company. At the time of adoption of the Plan, Baxalta is a wholly-owned subsidiary of Baxter International Inc. (“Baxter”), and the Plan has been approved by Baxter as the sole shareholder of Baxalta. Baxter has entered into an agreement with Baxalta pursuant to which Baxter will transfer its biopharmaceutical business to Baxalta, and distribute not less than 80% of the stock of Baxalta to Baxter’s shareholders, so that Baxalta will become a separate publicly traded company, on or about July 1, 2015.

SECTION 2

DEFINED TERMS

The meaning of capitalized terms used in the Plan are set forth below if not otherwise defined in the text of the Plan.

(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(b)	“Agreement” shall have the meaning set forth in subsection 8.11.

(c)	“Award” means any award described in Section 6 or 7 of the Plan.

(d)	“Baxalta” means Baxalta Incorporated, a Delaware corporation.

(e)	“Baxter” means Baxter International Inc., a Delaware corporation, that, at the time of the adoption of the Plan, is the sole shareholder of Baxalta.

(f)	“Baxter Participant” means an employee or former employee of Baxter, or an outside director or former outside director of Baxter, who will not become an employee or outside director of Baxalta pursuant to the Spin-Off, and who is entitled to receive a Spin-Off Award pursuant to Section 8.5.

(g)

“Beneficiary” means, to the extent applicable, the person or persons the Participant designates to receive the balance of his or her benefits under the Plan in the event of the Participant’s death. Any designation of a Beneficiary shall be in writing, signed by the Participant and filed with the Committee prior to the Participant’s death. A Beneficiary designation shall be effective when filed with the Committee in accordance with the preceding sentence. If more than one Beneficiary has been designated, the balance of the Participant’s benefits under the Plan shall be distributed to each such Beneficiary per capita. In the absence of a Beneficiary designation or if no Beneficiary survives the Participant, the Beneficiary shall be the Participant’s estate.

(h)	“Board” means the Board of Directors of Baxalta.

(i)	“Cash Incentive Award” has the meaning set forth in subsection 7.1(b).

(j)	“Code” means the Internal Revenue Code of 1986, as amended.

(k)	“Committee” has the meaning set forth in subsection 3.1.

(l)	“Effective Date” has the meaning set forth in subsection 8.1.

(m)	“Eligible Individual” means any officer, director, or other employee of Baxalta or a Subsidiary, consultants, independent contractors or agents of Baxalta or a Subsidiary, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of Baxalta or a Subsidiary, including, in each case, directors who are not employees of Baxalta or a Subsidiary. In addition, a Baxter Participant shall be considered an Eligible Individual, but only with respect to Spin-Off Awards.

(n)	“Employee Matters Agreement” means the Employee Matters Agreement, by and between Baxter and Baxalta.

(o)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)	“Expiration Date” has the meaning set forth in subsection 6.9.

(q)	“Fair Market Value” of a Share means, as of any date and except as otherwise provided by the Committee, the closing sale price of a Share as reported on the New York Stock Exchange Composite Tape (or if the Shares are not traded on the New York Stock Exchange, the closing sale price on the exchange on which they are traded or as reported by an applicable automated quotation system) (“Composite Tape”) on the applicable date or, if no sales of Shares are reported on such date, the closing sale price of a Share on the date a sale was last reported on the Composite Tape (or such other exchange or automated quotation system, if applicable). For purposes of determining the Fair Market Value of Shares that are sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such Shares are sold.

(r)	“Full Value Award” has the meaning set forth in subsection 7.1(a).

(s)	“Grant Date” shall mean the date as of which an Award is approved and as provided in the Agreement governing such Award, or such later date as may be required by applicable local law in the case of an Award granted to a Participant outside of the United States.

(t)	“Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422 of the Code.

(u)	“Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(v)	“Option” has the meaning set forth in subsection 6.1(a).

(w)	“Outside Director” means a director of Baxalta who is not an officer or employee of Baxalta or any Subsidiary.

(x)	“Participant” shall have the meaning set forth in Section 4.

(y)	“Performance-Based Compensation” shall have the meaning set forth in subsection 7.2.

(z)

“Performance Criteria” means performance targets based on one or more of the following criteria: (i) sales or net sales; (ii) gross profit or margin; (iii) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (iv) operating earnings, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (v) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) stock price performance or shareholder return; (ix) economic value created or added; (x) implementation or completion of critical projects, including acquisitions, divestitures, and other ventures, process improvements, product or production quality, attainment of other strategic objectives, including market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals, or the like. In each case, performance may be measured (A) on an aggregate or net basis; (B) before or after tax or cumulative effect of accounting changes; (C) relative to other approved measures, on an aggregate or percentage basis, over time, or as compared to performance by other companies or groups of other companies; or (D) by product, product line, business unit or segment, or geographic unit. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Where applicable, each of the foregoing performance targets shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring, special, or non-recurring events, asset write downs, litigation or claim judgments or settlements, reorganization or change in the capital structure of Baxalta, foreign exchange gains or losses and the cumulative effects of tax or accounting principles as identified in financial results filed with or furnished to the Securities and Exchange Commission. Any performance goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles.

(aa)	“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Baxalta or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Baxalta or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Baxalta in substantially the same proportions as their ownership of stock of Baxalta.

(bb)	“SAR” or “Stock Appreciation Right” has the meaning set forth in subsection 6.1(b).

(cc)	“Share” means a share of common stock, $.01 par value, of Baxalta, as adjusted in accordance with Section 5.2 of the Plan.

(dd)	“Spin-Off” means the transaction pursuant to which Baxter will transfer the assets of its biopharmaceutical business to Baxalta and distribute at least 80.1 % of the Shares to the shareholders of Baxter, resulting in Baxalta becoming an independent publicly traded company.

(ee)	“Spin-Off Award” means an Award granted to a Baxter Participant pursuant to Section 8.5.

(ff)	“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which a controlling interest in such entity is owned, directly or indirectly, by Baxalta (or by any entity that is a successor to Baxalta), and any other business venture designated by the Committee in which Baxalta (or any entity that is a successor to Baxalta) has, directly or indirectly, a significant interest (whether through the ownership of securities or otherwise), as determined in the discretion of the Committee. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of Baxalta within the meaning of section 424(f) of the Code.

(gg)	“Substitute Award” means an Award granted or Shares issued by Baxalta in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by Baxalta or any Subsidiary or with which Baxalta or any Subsidiary combines.

(hh)	“Termination Date” means the date on which a Participant both ceases to be an employee of the Company and ceases to perform material services for the Company (whether as a director or otherwise), regardless of the reason for the cessation; provided that a “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by Baxalta or the Subsidiary which was the recipient of the Participant’s services; and provided, further that, with respect to an Outside Director, “Termination Date” means date on which the Outside Director’s service as an Outside Director terminates for any reason.

SECTION 3

ADMINISTRATION

3.1 Administration By Committee. The authority to control and manage the operation and administration of the Plan shall be vested in the committee described in subsection 3.2 (the “Committee”) in accordance with this Section 3. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

3.2 Selection of Committee. So long as Baxalta is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements. Any Award granted under the Plan that is intended to constitute Performance-Based Compensation (including Options and SARs) shall be granted by a Committee consisting solely of two or more “outside directors” within the meaning of section 162(m) of the Code and applicable regulations; provided, however, that as of the Effective Date and continuing thereafter unless and until otherwise specified by the Board, the Committee shall be the Compensation Committee of the Board. Notwithstanding any other provision of the Plan to the contrary, with respect to any Awards to Outside Directors, the Committee shall be the Board.

3.3 Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a)

Subject to the provisions of the Plan (including subsection 3.3(e)), the Committee will have the authority and discretion to (i) select Eligible Individuals who will receive Awards under the Plan, (ii) determine the time or times of receipt of Awards, (iii) determine the types of Awards and the number of Shares covered by the Awards, (iv) establish the terms, conditions, performance targets, restrictions, and other provisions of such Awards, (v) modify the terms of, cancel, or suspend Awards; (vi) reissue or repurchase Awards, and (vii) accelerate the exercisability or vesting of any Award. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective individual, the individual’s present and potential contribution to Baxalta’s or a Subsidiary’s success and such other factors as the Committee deems relevant.

(b)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(c)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, to remedy any defect or omission and reconcile any inconsistency in the Plan or any Award, and to make all other determinations that may be necessary or advisable for the administration of the Plan including the termination thereof.

(d)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e)	Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted is expressly stated in the Agreement reflecting the Award and is permitted by applicable law); provided that nothing contained herein shall be construed to limit the Committee’s authority to modify the terms of, cancel, or suspend outstanding Awards, reissue or repurchase outstanding Awards, or accelerate the exercisability or vesting of any outstanding Award to the extent such action is otherwise permissible under the Plan.

3.4 Delegation by Committee. Except to the extent prohibited by applicable law or the rules of any stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

3.5 Information to be Furnished to Committee. The Company shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company as to an individual’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee consider desirable to carry out the terms of the Plan.

3.6 Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall Baxalta or any Subsidiary be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of Baxalta or a Subsidiary. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by Baxalta against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 4

PARTICIPATION

Subject to the terms and conditions of the Plan, a “Participant” in the Plan is any Eligible Individual to whom an Award is granted under the Plan. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals those persons who will be granted one or more Awards under the Plan and, subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant. Except as otherwise agreed by Baxalta and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by Baxalta or any Subsidiary.

SECTION 5

SHARES RESERVED AND LIMITATIONS

5.1 Shares and Other Amounts Subject to the Plan. The Shares for which Awards may be granted under the Plan shall be subject to the following:

(a)	The Shares with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by Baxalta as treasury shares, including shares purchased in the open market or in private transactions.

(b)

Subject to the provisions of subsection 5.2, the number of Shares which may be issued with respect to Awards under the Plan, including the Spin-Off Awards, shall be equal to Ninety-One Million (91,000,000) Shares. Except as otherwise provided herein, any Shares subject to an Award, including a Spin-Off Award, which for any reason expires or is forfeited, cancelled, surrendered, or terminated without issuance of Shares (including Shares attributable to Awards that are settled in cash) shall again be available under the Plan. Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled SAR and were not issued or delivered upon the net settlement of such SAR; (ii) Shares delivered to or withheld by Baxalta to pay the exercise price or the withholding taxes related to an outstanding Award; and (iii) Shares repurchased on the open market with the proceeds of an Option exercise.

(c)	Any Shares subject to Full Value Awards shall be counted against the Ninety-One Million (91,000,000) limit described in Section 5.1(b) as three (3) Shares for every one (1) Share issued in connection with such Award. If Shares subject to any such Full Value Award are forfeited, cancelled, surrendered, or terminated without issuance of Shares and would otherwise return to the Plan pursuant to Section 5.1(b), three (3) times the number of Shares so forfeited, cancelled, surrendered or terminated shall again be available for issuance under the Plan.

(d)	Substitute Awards shall not reduce the Shares that may be issued under the Plan or that may be covered by Awards granted to any one Participant during any calendar year pursuant to subsection 5.1(h) or subsection 5.1(i).

(e)	Except as expressly provided by the terms of this Plan, the issuance by Baxalta of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of Baxalta or any Subsidiary convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

(f)	To the extent provided by the Committee, any Award may be settled in cash rather than in Shares.

(g)	Subject to the following provisions of this subsection 5.1, the maximum number of Shares that may be delivered to Participants and their Beneficiaries with respect to Incentive Stock Options under the Plan shall be Ninety-One Million (91,000,000); provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to Incentive Stock Options, such rules shall apply to the limit on Incentive Stock Options granted under the Plan.

(h)	The maximum number of Shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 6 (relating to Options and SARs) shall be 2 million, not including any Spin-Off Awards. For purposes of this subsection 5.1(h), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each Share shall be counted as covering but one Share for purposes of applying the limitations of this subsection 5.1(h).

(i)	For Full Value Awards that are intended to be Performance-Based Compensation, no more than 500,000 Shares may be subject to Awards, not including Spin-Off Awards, granted to any one Participant during any one-calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this 5.1(i) that are intended to be Performance-Based Compensation shall be subject to the following:

(i)	If the Awards are denominated in Shares but an equivalent amount of cash is delivered in lieu of delivery of Shares, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of Shares into cash.

(ii)	If delivery of Shares or cash is deferred until after Shares have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Shares are earned shall be disregarded.

(j)	For Cash Incentive Awards that are intended to be Performance-Based Compensation, the maximum amount payable to any Participant with respect to all performance periods ending in a single calendar year shall equal $10,000,000; provided that Awards described in this subsection 5.1(j) that are intended to be Performance-Based Compensation, shall be subject to the following:

(i)	If the Awards are denominated in cash but an equivalent amount of Shares is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into Shares.

(ii)	If delivery of Shares or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

5.2 Adjustments to Shares. In the event a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, distribution, split-up, spin-off, exchange of shares, or similar corporate transaction affects the Shares such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of Awards under the Plan, then the Committee shall, in the manner it deems equitable, (a) adjust the number and kind of shares that may be delivered under the Plan (including adjustments to the number and kind of shares that may be granted to an individual during any specified time as described in subsection 5.1, except that any such adjustment may increase the number of Shares subject to Incentive Stock Options only if permitted by section 422 of the Code); (b) adjust the number and kind of shares subject to outstanding Awards; (c) adjust the number and Exercise Price of outstanding Options and SARs; and (d) make other adjustments, including, without limitation, (i) replacement of Awards with other Awards that the Committee determines have comparable value and are based on stock of a company resulting from or involved in the transaction, and (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment. For purposes of the preceding sentence, the value of an Option or SAR shall be equal to the excess, if any, of the Fair Market Value of a Share over the Exercise Price, multiplied by the number of Shares subject to the Option or SAR, and if the Fair Market Value of a Shares does not exceed the Exercise Price, the Option or SAR may be cancelled without payment of any consideration.

SECTION 6

OPTIONS AND SARS

6.1 Definitions.

(a)	The grant of an “Option” under the Plan entitles the Participant to purchase Shares at an Exercise Price established by the Committee at the time the Option is granted. Options granted under this Section 6 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee; provided, however, that Incentive Stock Options may only be granted to employees of Baxalta or a Subsidiary. An Option will be deemed to be a Non-Qualified Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option.

(b)	A grant of a “stock appreciation right” or “SAR” entitles the Participant to receive, in cash or Shares (as determined in accordance with the terms of the Plan), value equal to the excess of: (i) the Fair Market Value of a specified number of Shares at the time of exercise; over (ii) an Exercise Price established by the Committee at the time of grant.

(c)	An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the Exercise Price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a Share shall cancel the corresponding tandem SAR or Option right with respect to such share.

6.2 Eligibility. The Committee shall designate the Participants to whom Options or SARs are to be granted under this Section 6 and shall determine the number of Shares subject to each such Option or SAR and the other terms and conditions thereof, not inconsistent with the Plan. Without limiting the generality of the foregoing, the Committee may grant dividend equivalents (current or deferred) with respect to any Option or SAR granted under the Plan; provided that dividend equivalents shall either be paid at the same time that dividends are paid with respect to Shares or shall be deferred and paid only at the time (and to the extent) the Option or SAR vests, but in no event shall payment of dividend equivalents be conditioned upon exercise of the Option or SAR.

6.3 Limits on Incentive Stock Options. If the Committee grants Incentive Stock Options, then to the extent that the aggregate Fair Market Value of Shares (as determined on the Grant Date) with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by section 422 of the Code.

6.4 Exercise Price. The “Exercise Price” of an Option or SAR shall be established by the Committee at the time the Option or SAR is granted; provided, however, that in no event shall such price be less than 100% of the Fair Market Value of a Share on such date (or, if greater, the par value of a Share on such date), except with respect to Spin-Off Awards as provided in Section 8.5.

6.5 Exercise/Vesting. Except as otherwise expressly provided in the Plan, an Option or SAR granted under the Plan shall be exercisable in accordance with the following:

(a)	An Option or SAR granted under this Section 6 shall be exercised, in whole or in part (but with respect to whole Shares only) by giving notice to Baxalta prior to the Expiration Date applicable thereto. Such notice shall specify the number of Shares being exercised and such other information as may be required by the Committee.

(b)	No Option or SAR may be exercised prior to the date on which it is exercisable (or vested) or after the Expiration Date.

(c)	The terms and conditions relating to exercise and vesting of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise or the achievement of Share ownership objectives by the Participant.

6.6 Payment of Exercise Price. The payment of the Exercise Price of an Option granted under this Section 6 shall be subject to the following:

(a)	Subject to the following provisions of this subsection 6.6, the full Exercise Price of each Share purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise through the use of cash equivalents, payment may be made as soon as practicable after the exercise) and, as soon as practicable thereafter, a certificate representing the Shares so purchased shall be delivered to the person entitled thereto.

(b)	Subject to applicable law, the Exercise Price shall be payable in cash or cash equivalents, by tendering, by actual delivery or by attestation, Shares valued at Fair Market Value as of the day of exercise or by a combination thereof; provided, however, that Shares may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances.

(c)	With the approval of the Committee, a Participant may pay the Exercise Price for an Option in whole or in part either through a broker-assisted cashless exercise, by having a number of Shares with a fair market value equal to the Exercise Price withheld from the number of Shares delivered to the Participant, or by any other method permitted by the Committee in accordance with applicable law.

6.7 Post-Exercise Limitations. The Committee, in its discretion, may provide in an Award such restrictions on Shares acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Share ownership by the Participant and such other factors as the Committee determines to be appropriate.

6.8 No Repricing. Except for adjustments pursuant to subsection 5.2 (relating to the adjustment of Shares) or reductions of the Exercise Price approved by Baxalta’s shareholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may (i) an outstanding Option or SAR granted under the Plan be surrendered to Baxalta as consideration for the grant of a replacement Option or SAR with a lower Exercise Price, or (ii) an outstanding Option or SAR the Exercise Price of which exceeds the Fair Market Value of the Shares be repurchased or surrendered in consideration of a cash payment. In addition, no repricing of an Option or SAR shall be permitted without the approval of Baxalta’s shareholders if such approval is required under the rules of any stock exchange on which Shares are listed.

6.9 Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that in no event shall the Expiration Date of an Option or SAR be later than the date that is ten years after the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any stock exchange).

SECTION 7

FULL VALUE AWARDS AND CASH INCENTIVE AWARDS

7.1 Definitions.

(a)	A “Full Value Award” is a grant of one or more Shares or a right to receive one or more Shares in the future (including restricted shares, restricted share units, deferred shares, deferred share units, performance shares, dividend equivalent units and performance share units), with such grant subject to one or more of the following, as determined by the Committee:

(i)	The grant may be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

(ii)	The grant may be contingent on the achievement of performance or other objectives during a specified period.

(iii)	The grant may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives.

(iv)	The grant may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement, provided that dividend equivalents shall either be paid at the same time that dividends are paid with respect to Shares or shall be deferred and paid only at the time (and to the extent) the Full Value Award vests.

(b)	A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Shares having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.

7.2 Performance-Based Compensation. Any Full Value Award or Cash Incentive Award granted to any Participant may constitute “Performance-Based Compensation” within the meaning of section 162(m) of the Code and regulations thereunder. If any such award is intended to satisfy the requirements for Performance-Based Compensation under section 162(m) of the Code, then to the extent required by section 162(m), any Full Value Award or Cash Incentive Award so designated shall be conditioned on the achievement of one or more performance targets as determined by the Committee and the following additional requirements shall apply:

(a)	The performance targets established for the performance period established by the Committee shall be objective (as that term is described in regulations under section 162(m) of the Code), and shall be established in writing by the Committee not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance targets is substantially uncertain. The performance targets established by the Committee shall be based on one or more of the Performance Criteria.

(b)	A Participant otherwise entitled to receive a Full Value Award or Cash Incentive Award for any performance period shall not receive a settlement or payment of the Award until the Committee has determined that the applicable performance target(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this subsection 7.2(b), such exercise of discretion may not result in an increase in the amount of the payment.

(c)	If a Participant’s Termination Date occurs because of death or disability, the Participant’s Full Value Award or Cash Incentive Award may become vested as determined by the Committee without regard to whether the Full Value Award or Cash Incentive Award would be Performance-Based Compensation.

Nothing in this Section 7 shall preclude the Committee from granting Full Value Awards or Cash Incentive Awards under the Plan or the Committee, Baxalta or any Subsidiary from granting any Cash Incentive Awards outside of the Plan that are not intended to be Performance-Based Compensation; provided, however, that to the extent that the provisions of this Section 7 reflect the requirements applicable to Performance-Based Compensation, such provisions shall not apply to the portion of the Award, if any, that is not intended to constitute Performance-Based Compensation.

SECTION 8

OPERATION AND ADMINISTRATION

8.1 Effective Date; Approval. The Plan will be effective as of the date it is adopted by the Board and approved by Baxter in its capacity as sole shareholder (the “Effective Date”). The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Shares awarded under it are outstanding and not fully vested or any other Awards made under the Plan remain outstanding; provided, however, that no new Awards shall be made under the Plan on or after the tenth anniversary of the date on which the Plan is adopted by the Board. Notwithstanding the foregoing, no Awards that are intended to constitute Performance-Based Compensation (including Options or SARs) may be granted after the first shareholder’s meeting that occurs at least twelve months after the effective date of the Spin-Off unless, at or prior to such meeting, the shareholders approve the Plan in accordance with the regulations under section 162(m) of the Code.

8.2 Special Director Provisions. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided by the Board, awards to non-employee directors shall be made in accordance with the terms of the Baxalta Incorporated Non-Employee Director Compensation Plan, as amended, and all such awards shall be deemed to be made under the Plan.

8.3 Limit on Distribution. Distribution of Shares or other amounts under the Plan shall be subject to the following:

(a)	Notwithstanding any other provision of the Plan, Baxalta shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)	In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c)	To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

8.4 Vesting upon Change in Control. Except as otherwise determined by the Committee and set forth in an Agreement, the extent to which the vesting or exercisability of an Award is accelerated as a result of a Change in Control of the Company shall be as set forth below:

(a) No Award that is not otherwise vested or exercisable shall become vested or exercisable solely as the result of the occurrence of a Change in Control, except as otherwise determined by the Committee in accordance with Section 5.2(d)(ii) in the case of a Change in Control that results in the Company no longer being a publicly traded corporation, or in the assets or stock of the Company being transferred to a successor that does not agree to assume the Company’s obligations under outstanding Awards.

(b) If a Participant’s employment is terminated by the Company without Cause, or by the Participant for Good Reason, upon or within twenty-four (24) months following a Change in Control, the Participant’s Awards shall be fully vested and, in the case of an Option or SAR, shall remain exercisable until the original Expiration Date of the Option or SAR; provided that, and, in the case of an Award the vesting of which is based in whole or part upon the attainment of performance goals, the performance goals shall be deemed to have been met at the target level. The Committee may require a Participant to enter into an agreement containing restrictive covenants, including without limitation covenants not to compete, not to solicit customers or employees, not to make use of confidential information, not to disparage the Company, or to cooperate with the Company in responding to claims about which the Participant has knowledge, as a condition to the application of the provisions of this Section 8.4(b).

(c) The following definitions shall apply for purposes of this Section 8.4:

(i)	“Cause” means (A) the willful and continued failure by the Participant to substantially perform his duties with the Company that has not been cured within 30 days after written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Participant has not substantially performed (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), (B) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (C) the engaging by the Participant in egregious misconduct involving serious moral turpitude, determined in the reasonable judgment of the Committee. For purposes hereof, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action was in the best interest of the Company. Notwithstanding the foregoing, if a Participant is a party to a Change in Control Agreement, “Cause” with respect to such Participant shall have the meaning given to such term in the Change in Control Agreement.

(iii)	“Change in Control” means the first to occur of any of the following: (A) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Baxalta (not including in the securities beneficially owned by such Person any securities acquired directly from Baxalta or its Affiliates) representing 30% or more of the combined voting power of Baxalta’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a merger or consolidation of Baxalta or any direct or indirect subsidiary of Baxalta with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (1) any parent of Baxalta or the entity surviving such merger or consolidation or (2) if there is no such parent, of Baxalta or such surviving entity; (B) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Grant Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Baxalta) whose appointment or election by the Board or nomination for election by Baxalta’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Grant Date or whose appointment, election or nomination for election was previously so approved or recommended; (C) there is consummated a merger or consolidation of Baxalta or any direct or indirect subsidiary of Baxalta with any other corporation or other entity, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (1) any parent of Baxalta or the entity surviving such merger or consolidation or (2) if there is no such parent, of Baxalta or such surviving entity; or (D) the shareholders of Baxalta approve a plan of complete liquidation or dissolution of Baxalta or there is consummated an agreement for the sale or disposition by Baxalta of all or substantially all of Baxalta’s assets, other than a sale or disposition by Baxalta of all or substantially all of Baxalta’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (1) any parent of Baxalta or of the entity to which such assets are sold or disposed or (2) if there is no such parent, of Baxalta or such entity. For the avoidance of doubt, the Spin-Off shall not be considered a Change in Control.

(iii)	“Change in Control Agreement” means an employment agreement, change in control agreement or plan, severance agreement or plan, or other agreement between the Company and a Participant or Company plan covering a Participant that provides for benefits upon termination for good reason or cause in connection with a Change in Control of Baxalta and that has been approved by the Board or the Committee.

(iv)	“Good Reason” means the occurrence (without the Participant’s express written consent) of any of the following which occur on or after a Change in Control: (A)

reduction by the Company in the Participant’s annual base salary as in effect on the Grant Date or as the same may be increased from time to time; (B) the relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations as in effect immediately prior to the Change in Control; or (C) the failure by the Company to pay to the Participant any portion of the Participant’s current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due. Notwithstanding the foregoing, if a Participant is a party to a Change in Control Agreement, “Good Reason” with respect to such Participant shall have the meaning given to such term in the Change in Control Agreement.

8.5 Spin-Off Awards. Effective as of the date of the Spin-Off, each person who holds an Option, SAR, or Full Value Award granted under the Baxter International Inc. 1998 Incentive Compensation Program, the Baxter International Inc. 2000 Incentive Compensation Program, the Baxter International Inc. 2001 Incentive Compensation Program, the Baxter International Inc. 2003 Incentive Compensation Program, the Baxter International Inc. 2007 Incentive Plan or the Baxter International Inc. 2011 Incentive Plan (each, a “Baxter Plan” and collectively, the “Baxter Plans”) shall, to the extent provided in the Employee Matters Agreement, automatically and without further action by the Committee, be granted an Option, SAR or Full Value Award (a “Spin-Off Award”) under the terms and conditions set forth in the Employee Matters Agreement; provided that Spin-Off Awards shall be granted to Baxter Participants only with respect to awards granted under the Baxter Plans on and after January 1, 2015 (July 1, 2014, in the case of a new hire or rehire awards). The vesting provisions of any Spin-Off Award granted to a Baxter Participant shall be applied based upon the Baxter Participant’s continued employment by Baxter, and the date on which a Baxter Participant’s employment with Baxter and all of its Subsidiaries terminates shall be considered the Baxter Participant’s Termination Date. If a Baxter Participant’s employment with Baxter is terminated by Baxter without Cause, or by the Participant for Good Reason, upon or within twenty-four (24) months following a Change in Control of Baxter, the Participant’s Spin-Off Awards shall be fully vested and, in the case of an Option or SAR, shall remain exercisable until the original Expiration Date of the Option or SAR, to the same extent as provided in Section 8.4(b). For purposes of the preceding sentence, the terms “Cause”, “Good Reason”, and “Change in Control” shall have the meanings provided in the applicable Baxter Plan, and for all purposes of this Section 8.5 the Committee may rely conclusively upon any determination made by the compensation committee of Baxter (or any other person delegated the authority to administer the Baxter Plan), with regard to whether a Change in Control of Baxter has occurred, and the reason for the Baxter Participant’s termination by Baxter.

8.6 Forfeitures and Clawbacks. Anything else contained in the Plan or any Agreement to the contrary notwithstanding:

(a) The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture (including repurchase of Shares for nominal consideration), or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, failure to remit the amounts necessary to satisfy the Participant’s tax withholding obligations, termination of employment for Cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

(c) To the extent that any policy adopted by Baxalta in order to comply with regulations issued pursuant to Section 10D of the Exchange Act, as required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires any Participant to forfeit any Award, or repay any amount paid with respect to any Award, such policy shall be deemed incorporated into all outstanding Awards to the extent required by such regulations, and all Participants subject to such regulations, by accepting any Award, shall be deemed to have consented to the inclusion of provisions in their Agreement as determined by the Committee to be necessary or appropriate to comply with such regulations.

8.7 Withholding. All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of Shares which the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, with the consent of the Committee, previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

8.8 Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, to the extent provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection 8.5, the Committee may permit Awards under the Plan to be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. In no event shall an Incentive Stock Option be transferable to the extent that such transferability would violate the requirements applicable to such option under section 422 of the Code.

8.9 Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of Baxalta at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

8.10 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the applicable Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

8.11 Agreement With Baxalta or Subsidiary. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with Baxalta or the Subsidiary, as applicable (the “Agreement”), in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

8.12 Limitation of Implied Rights.

(a)	Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee by the Company any Subsidiary that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)	The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any employee the right to be retained in the employ or service of the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of Baxalta prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and Shares are registered in his name.

8.13 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

8.14 Action by Baxalta or Subsidiary. Any action required or permitted to be taken by Baxalta or any Subsidiary shall be by resolution of its board of directors or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board or (except to the extent prohibited by applicable law or the rules of any stock exchange) by a duly authorized officer of Baxalta.

8.15 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular and the term “or” also means “and/or” and the term “including” means “including but not limited to”.

8.16 Applicable Law. The provisions of the Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles.

8.17 Foreign Employees. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which Baxalta or a Subsidiary operates or has employees.

SECTION 9

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living and if applicable, the affected Beneficiary), adversely affect the rights of any Participant or, if applicable, Beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to subsection 5.2 shall not be subject to the foregoing limitations of this Section 9; and further provided no amendment shall be made to the provisions of subsection 6.8 (relating to Option and SAR repricing) without the approval of Baxalta’s shareholders; and provided further, that no other amendment shall be made to the Plan without the approval of Baxalta’s shareholders if the approval of Baxalta’s shareholders of such amendment is required by law or the rules of any stock exchange on which Shares are listed. It is the intention of Baxalta that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Section 409A of the Code, the Plan and the Awards comply with the requirements of Section 409A of the Code and that the Plan and Awards be administered in good faith in accordance with such requirements and the Committee shall have the authority to amend any outstanding Awards to conform to the requirements of Section 409A. Without limiting the generality of the foregoing, to the extent that any Award is determined in good faith by the Committee to constitute deferred compensation subject to Section 409A (a “Section 409A Award”) then (i) if vesting or settlement of the Section 409A Award is conditioned upon termination of employment, and the Participant incurs a termination of employment that is not also a separation from service as defined in Section 409A, then the Award shall vest as of the date of the termination of employment, but payment shall be deferred until the Participant incurs a separation from service or dies, and (ii) if a Participant is a specified employee as defined in the Baxter International Inc. and Subsidiaries Deferred Compensation Plan on the date he incurs a separation from service, then payment of any amount with respect to an Section 409A Award that becomes payable by reason of such separation from service (including amounts deferred pursuant to the preceding clause) shall be deferred until the earlier of the first day of the seventh month following the month that includes the separation from service or the Participant’s death. Notwithstanding the foregoing, the Company does not guarantee that Awards under the Plan will comply with section 409A and the Committee is under no obligation to make any changes to any Awards to cause such compliance.